Exhibit 23.1


                  Independent Auditors' Consent




The Board of Directors
Nord Pacific Limited:

We consent to the incorporation by reference in the registration statements (Nos. 33-41147, 33-51752, 33-84654, 33-95514, 33-
21159, 33-50677 and 33-65167) on Form S-8 of Nord Pacific Limited and subsidiaries of our report dated April 5, 2000 relating to the consolidated balance sheets of Nord Pacific Limited and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended which report appears in the December 31, 1999, annual report on Form 10-K of Nord Pacific Limited.




                         KPMG LLP


Denver, Colorado
April 13, 2000